

Solution for

Phase II Clinical Re-Supply of Resveratrol 100 mg Softgels

VERSION: SPQ-JUP-4104.01

Prepared for

Jupiter Orphan Therapeutics
Marsh Hayward
VP Pharmaceutical Development
601 Heritage Drive Suite #137, Jupiter, FL 33458
T (908) 507-3063
m.hayward@jupiterorphan.com

Provided by

Catalent Pharma Solutions, LLC
Steven Youngberg
Account Director Business Development, Softgel Technologies
2725 Scherer Drive N, St. Petersburg, FL 33716
M (774) 452-0871
Steven.Youngberg@catalent.com
www.catalent.com

DEVELOPMENT DELIVERY SUPPLY

Catalent
RP SCHERER SOFTGEL

Thank you for choosing a solution from Catalent.

Catalyst + Talent. Our name combines these ideas. From drug and biologic development to delivery technologies and supply solutions, we are the catalyst for your success. With over 75 years of experience, we have the deepest expertise, the broadest offerings and the most innovative technologies in brand and generic pharmaceuticals, veterinary medicine, consumer health, and biologics.

We help you get more molecules to market faster, solve bioavailability and development challenges, enhance product performance and patient adherence, create the optimal dose form, and drive superior supply chain, manufacturing, and packaging results.

Whether you are looking for a single, tailored solution or multiple answers throughout your product's lifecycle, we can improve the total value of your treatments—from discovery to market and beyond.

Catalent. More products. Better treatments. Reliably supplied.™

DEVELOPMENT

- BIOLOGICS
- PRE-FORMULATION & FORMULATION
- SOLID STATE SERVICES
- PHARMACEUTICAL & BIOPHARMACEUTICAL LAB SERVICES
- REGULATORY CONSULTING

DELIVERY

- SOFTGEL TECHNOLOGIES
- ZYDIS® FAST DISSOLVE TECHNOLOGIES
- CONTROLLED RELEASE TECHNOLOGIES
- INHALATION
- INJECTABLES

SUPPLY

- CLINICAL SUPPLY
- MANUFACTURING
- STERILE FILL/FINISH
- PACKAGING SERVICES & DELIVERY SOLUTIONS

Executive Summary

Jupiter Orphan Therapeutics ("Client") has requested Catalent Pharma Solutions, LLC ("Catalent") to manufacture one (1) softgel batch containing Resveratrol ("API" or "Active Pharmaceutical Ingredient") in support of Client's phase II clinical trials.

The theoretical dosage per softgel is 100 mg.

Section 1. Scope of Work

Catalent will initiate activities by providing access to excipients and bulk packaging components. Catalent will then manufacture one (1) CGMP active clinical batch at a theoretical batch size of 5,000 softgels. The bulk softgels will be prepared for shipment to Client's designated packaging site.

Upon receipt of the packaged finished product softgels, Catalent will conduct release testing and initiate a 24-month ICH stability study.

Client will provide Catalent with the API and reference standards to support the activities outlined in this quotation.

The project will start once the fully executed proposal and a purchase order are received by Catalent.

Section 2. Project Activities

Catalent will conduct the following project-related activities:

2.1. Project Continuation

Catalent will conduct the following activities to initiate the project:

- Identify new project team members, if required, and outline expectations as applicable.
- Provide draft Project Timeline.
- Capture the below activities in meeting minutes.

Activity	Estimated Cost ($)
Project Continuation	17,000

2.2. Excipients and Bulk Packaging Components for CGMP Batch

Catalent will provide access to released excipients and bulk packaging components to include the following:

- Source and supply excipients and components in support of CGMP manufacture.
- Store materials in a controlled CGMP warehouse.
- Review documentation for each excipient.
- Ensure test methods used are in compliance with USP/NF.
- Provide access to released excipient(s) for use in batch manufacture.
- Provide Certificate of Analysis as required.

Activity	Estimated Cost ($)
Purchase, Storage and Supply of Excipients and Bulk Packaging Components	7,000
Access to Released Excipients and Bulk Packaging Components (USP/NF)	9,000
Total	**16,000**

2.3. Manufacture of CGMP Clinical Supplies

Catalent will conduct the following activities to manufacture one (1) CGMP active clinical batch in support of Client's phase II clinical studies:

- Generate and prepare CGMP batch documentation which may include batch record, batch memo, protocol, and laboratory notebooks as required.
- Generate Master Batch Record ("MBR") and production batch record ("PBR") for one (1) CGMP active clinical batch.
- Perform ID release testing of the API.
- Manufacture one (1) CGMP active clinical batch at a theoretical batch size of 5,000 softgels.
- Perform in-process encapsulation testing per protocol/batch memo and/or batch record to include: fill weight, shell weight, and seal thickness.
- Monitor drying of softgels.
- Perform finishing and bulk packaging of softgels.
- Prepare bulk softgels for shipment to Client's designated packaging site.
- Perform equipment cleaning verification after completion of the manufacturing campaign.
- Generate a report based on the executed protocol/batch memo and/or batch record and provide to Client for review.

Activity	Estimated Cost ($)
Generation of Batch Documentation	6,500
Release Testing of API by ID	1,500
Manufacture of One (1) CGMP Active Clinical Batch	33,000
In-process Encapsulation Physical Testing	3,000
Equipment Cleaning Verification	8,000
Generation of a Report	6,000
Total	**58,000**

2.4. Release Testing of CGMP Clinical Supplies

Catalent will perform the following release testing activities on one (1) CGMP active clinical batch:

- Review batch documentation.
- Optionally, receive fill material sample from CGMP manufacturing run as per protocol/batch record and perform content uniformity and assay testing in support of batch release.
- Perform active finished drug product (bulk capsules) release testing on the clinical batch to include: appearance, ID, assay/related substances, content uniformity, dissolution, and MLT as per the harmonized USP/EP/JP method.
- Report results and issue CoA.
- Complete QA audit of batch paperwork.
- Provide batch paperwork to Client.
- Provide applicable audited batch record documentation to Client.

Activity	Estimated Cost ($)
Fill Material Assay Testing (OPTIONAL)	4,950*
Finished Product Release Testing for One (1) CGMP Active Clinical Batch	9,600
Total	**9,600**

*Optional activities are not included in the above total or the total estimated project cost.

2.5. 24-Month ICH Stability Study for CGMP Clinical Supplies

Catalent will conduct a 24-month CGMP clinical ICH stability study at 25°C/60% RH, 30°C/65% RH (optional testing), and 40°C/75% RH.

- Write stability protocol to conduct ICH stability study.
- Receive packaged stability samples.
- Pull samples and perform testing at designated time points.
- Report results at each time point and submit to the Client.

24-Month ICH Stability Study (One (1) Active Clinical Batch; One (1) Package Configuration)

Storage Condition	Interval (Months)							
	Initial	1	3	6	9	12	18	24
Initial	X,M	-	-	-	-	-	-	-
25°C/60% RH	-	-	X	X	X	X,M	X	X,M
30°C/65% RH	-	(X)	(X)	(X)	(X)	(X)	-	-
40°C/75% RH	-	X	X	X	-	-	-	-
Cost per pull ($)	6,700	4,200	7,400	7,400	4,200	6,700	4,200	6,700

X (active) = appearance, assay/related substances, and dissolution (n=6)** (X = $4,200 for the first sample, $3,200 for each additional sample tested simultaneously).
M = Microbial limits testing ($2,500 per sample).
( ) = Optional testing not included in estimated cost.
**If Stage 2 (n = 6) or Stage 3 (n = 12) dissolution testing is required; $2,000 per set of n = 6.

Activity	Estimated Cost ($)
Stability Initiation Fee	5,000
24-Month Stability	47,500
Stability Close-Out Fee	2,000
Total	**54,500**

Section 3. Cost Proposal

3.1. Project Costs

Total Estimated Project Cost

Section Reference	Activity	Estimated Cost ($USD)
	Prepayment # 1 (Milestone 2.1. – 2.2.)	**33,000±**
2.1.	Project Continuation	17,000
2.2.	Excipients and Bulk Packaging Components for CGMP Batch	16,000
	Prepayment # 2 (Milestone 2.3.)	**58,000±**
2.3.	Manufacture of CGMP Clinical Supplies	58,000
	Prepayment # 3 (Milestone 2.4. – 2.5.)	**64,100±**
2.4.	Release Testing of CGMP Clinical Supplies	9,600
2.5.	24-Month ICH Stability Study for CGMP Clinical Supplies	54,500
	Total Estimated Project Cost	**155,100**

±Payment will be required in advance to initiate the activities.

3.2. Revisions to Pricing

Catalent reserves the right to revise quoted costs for any project as a result of initial scope change, planned deviations, revisions in specifications, modifications of test methods, undocumented requirements, retesting, requirements outside of Catalent SOPs, or any unforeseen difficulty in executing the project. In addition, the quoted costs are subject to annual review to account for changes in inflation, increased overhead charges, etc. Any additional work will be performed based on written agreement from Client and will be documented on a Catalent Quotation Amendment Record (QAR).

All required investigational work (such as OOS investigations, troubleshooting chromatographic methods, etc.) may be conducted without prior approval from Client, for up to 16 scientist hours per occurrence, at a rate of $200/hr.

Section 4. Invoicing and Payment Terms

4.1. Invoicing Terms

Catalent will issue invoices for each of the prepayments covering the selected milestones and work on such milestones will commence once payment is received. Where a milestone may include multiple batches, each batch will be invoiced when completed along with a draft report is issued, Client will have 10 business days to return comments to Catalent. Following the 10 day period, if comments are received after issuance of the final report, Client will be billed for the time required to complete changes and reissue the report.

4.2. Payment Terms

Notwithstanding pre-payments, payments for all other invoices are due within thirty (30) days after the date of invoice and are non-refundable. Any applicable wire transfer fees must be included in the payment issued to Catalent. All shipments are EXW (Incoterms® 2010) St. Petersburg, FL. Remit all payments to:

Physical U.S. Mail Remittance
Catalent Pharma Solutions - St. Petersburg
25105 Network Place
Chicago, IL 60673-1251

Overnight Remittance via Courier
J.P. Morgan Chase
ATTN: Catalent Pharma Solutions - St. Petersburg Lockbox #25105
131 S. Dearborn Street, 6th Floor
Chicago, IL 60603

Electronic Wire/ACH Instructions
J.P. Morgan Chase
ABA # 021-000-021
Swift Code: CHASUS33 (for international payments only)
Account # 844024802
FBO: Catalent Pharma Solutions

Section 5. Additional Project Terms

5.1. Samples/Materials

If available, Client will provide all samples/materials necessary to perform this project. The samples/materials should arrive at Catalent with all proper documentation. If samples/materials are not available, upon request from Client, Catalent will purchase all samples/materials necessary to perform the project. Where standard materials, such as excipients or columns are required, or needed to maintain the Project timeline, Catalent will purchase such materials. Catalent will invoice Client monthly at cost plus reasonable and customary acquisition and handling costs for any material purchased as described above. Non-standard or special instrumentation or equipment required solely for this project will be invoiced to Client following Client's approval. If necessary, Catalent may

engage a third party laboratory to perform analytical services on API or other Client supplied samples/materials related to the project activities at no additional cost to Client.

5.2. Termination or Cancellation

Either party may terminate the project or any portion thereof at any time by providing 30 days written notice. Upon receipt of any such notice of termination, Catalent will promptly scale down the affected portion of the project and avoid (or minimize, where non-cancelable) any further related expenses.
If this project is cancelled by Client for any reason within their control or terminated by the Client, Catalent will invoice Client the cost of any sample/materials, work performed before cancellation or termination date, reference materials, equipment and supplies purchased by Catalent specifically for the project.

For manufacture, Catalent reserves the right to invoice project cancellation fees according to the following calendar day schedule: batch cancellation notice of 20 to 29 days – 25% of cost for batch manufacture, 10 to 19 days – 50% of cost for batch manufacture, 4 to 9 days – 75% of cost for batch manufacture, and 0 to 3 days – 90% of cost for batch manufacture.

5.3. Project Notes and Assumptions

Client shall pay for all product batches, including batches that do not conform to applicable specifications, unless all methods and processes associated with the manufacture, testing, and storage of that product have been fully validated in accordance with generally accepted standards of the pharmaceutical industry.

The costs associated with optional testing have not been included in the total estimated project cost.

Section 6. Version History

6.1. Revisions

Version	Revisions
00	New Issue.
01	Removal of risk assessment and placebo requirements.

Section 7. Project Approval and Authorization

Pursuant to the Standard Terms and Conditions, as defined herein, between Catalent and Client, Client agrees to the project details as set forth in this Quotation.

Jupiter Orphan Therapeutics

/s/ Christer Rosén
Signature

CHRISTER ROSÉN
Printed Name

CHAIRMAN & CEO
Title

16 SEP 2020
Date

PO Number

Catalent Pharma Solutions, LLC

/s/ Aris Gennadios
Signature

Aris Gennadios, Ph.D.
Printed Name

President, Softgel and Oral Technologies
Title

10SEP2020
Date

Catalent Standard Terms and Conditions

A. Expiration. This Quotation is valid for 30 days from the date hereof, and becomes binding if signed and delivered by both parties during that period.

B. Audits. Client may conduct one quality assurance facility audit every other year at no cost. Additional audits will be invoiced separately at the current rate for such services unless such audit is for cause.

C. Regulatory Inspections. Catalent will promptly notify Client of any regulatory inspections directly relating to the services performed under this Quotation (the "Project"). Client shall reimburse Catalent for reasonable and documented costs associated with such regulatory inspections.

D. Changes. Catalent may revise the prices provided in this Quotation (i) if Client's requirements or any Client-provided information is inaccurate or incomplete; (ii) if Client revises Catalent's responsibilities or the Project specifications, instructions, procedures, assumptions, processes, test protocols, test methods or analytical requirements; or (iii) for such other reasons set forth in this Quotation. Any revision to this Quotation shall be set forth in a Quotation Amendment Record ("QAR") signed by both parties in accordance with Section V.

E. Payments. Catalent will invoice Client as set forth in this Quotation. Catalent charges a late payment fee of 1½% per month for payments not received by the date specified in this Quotation (or if no date is specified, within 30 days of invoice date). Failure to bill for interest due shall not be a waiver of Catalent's right to charge interest.

F. Taxes. All sales, use, gross receipts, compensating, value-added or other taxes, duties, licenses or fees (excluding Catalent's net income and franchise taxes) assessed by any tax jurisdiction arising from the Project are the responsibility of Client, whether paid by Catalent or Client.

G. Hazardous Materials. Client warrants to Catalent that no specific safe handling instructions are applicable to any Client-supplied materials, except as disclosed to Catalent in writing by the Client in sufficient time for review and training by Catalent prior to delivery. Where appropriate or required by law, Client will provide a Material Safety Data Sheet for all Client-supplied materials and finished product.

H. Delivery. (i) Catalent shall deliver all products and other materials EXW (Incoterms 2010) Catalent's facilities. To the extent not already held by Client, title shall pass to Client upon such tender of delivery. If Catalent provides storage services, title and risk of loss shall pass to Client upon transfer to storage. (ii) In the event Catalent arranges shipping or performs similar loading and/or logistics services for Client at Client's request, such services are performed by Catalent at Client's expense and on Client's behalf as a convenience to Client only and does not alter subsection (i) above.

I. Limitations of Liability. CATALENT'S TOTAL LIABILITY UNDER THIS QUOTATION SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID UNDER THIS QUOTATION OR QAR, RESPECTIVELY (BUT EXCLUDING FEES AND COSTS FOR PROCURING COMPARATOR DRUG). CATALENT SHALL HAVE NO LIABILITY UNDER THIS QUOTATION OR QAR FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR CLIENT-SUPPLIED MATERIALS, WHETHER OR NOT INCORPORATED INTO FINISHED PRODUCT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA, ARISING OUT OF PERFORMANCE UNDER THIS QUOTATION OR QAR, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

J. Confidentiality. All information disclosed by a party in connection with this Quotation shall be confidential information, unless such information is (i) already known to the receiving party, on a non-confidential basis, as evidenced by written records; (ii) independently developed or discovered by the receiving party without the use of the disclosing party's confidential information, as evidenced by written records; (iii) in the public domain, other than

through the fault of the receiving party; or (iv) disclosed to the receiving party by a third party not in breach of a duty of confidentiality owed to the disclosing party. Neither party shall, without the other party's prior written consent, use the confidential information of the other party or disclose such information except (a) to provide to employees of the receiving party or its affiliated entities who require such information to perform such party's obligations under this Quotation, or (b) as required to be disclosed by law, or court or administrative order; provided that the receiving party first gives prompt written notice thereof to the disclosing party. This undertaking shall survive for 7 years following the date of this Quotation.

K. Intellectual Property. For purposes hereof, "Client IP" means all intellectual property and embodiments thereof owned by or licensed to Client as of the date hereof or developed by Client other than in connection with the Project; "Catalent IP" means all intellectual property and embodiments thereof owned by or licensed to Catalent as of the date hereof or developed by Catalent other than in connection with the Project; "Invention" means any intellectual property developed by either party in connection with the Project; "API Inventions" means any Invention that relates exclusively to the Client IP or Client's patented API; and "Process Inventions" means any Invention, other than an API Invention, that relates exclusively to the Catalent IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally. All Client IP and API Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Quotation except for use in performing the Project. All Catalent IP and Process Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Quotation. All Inventions to generic API (other than API Inventions and Process Inventions), if any, shall be owned jointly by Catalent and Client. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.

L. Warranties. Catalent will perform the Project in accordance with the written specifications and Project instructions expressly set forth or referenced in this Quotation and United States current Good Manufacturing Practices or current Good Laboratory Practices, as applicable. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY CATALENT TO CLIENT, AND CATALENT MAKES NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

M. Client Obligations. Unless otherwise agreed to by the parties in writing, Client is solely responsible at its cost and expense to (i) provide complete and accurate scientific data regarding the Project; (ii) deliver to Catalent all Client-supplied materials; (iii) prepare all submissions to regulatory authorities and obtain Catalent's prior written consent (which will not be unreasonably withheld) before identifying Catalent in such regulatory submissions; (iv) if applicable, review and approve all in-process and finished product test results to ensure conformity of such results with the product specifications, regardless of which party is responsible for finished product release; and (v) perform such other obligations of Client set forth in this Quotation.

N. Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses with respect to general facility operations in the jurisdiction in which Catalent performs the services. Client shall be responsible at its cost to obtain and maintain all other regulatory approvals, authorizations, certifications and permits relating to Client-supplied materials and Client product, including without limitation those relating to the import, export, use, distribution and sale of Client-supplied materials and Client product. Client shall reimburse Catalent for any payments Catalent is required to make to any regulatory authority resulting directly from Catalent's formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client's product or Client-supplied materials (including without limitation any payments or fees Catalent is required to make pursuant to

the Generic Drug User Fee Amendments of 2012). Catalent shall not be obligated to perform any services which would involve any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or United States.

O. Indemnification. Client will indemnify, defend and hold harmless Catalent, its affiliates and their respective directors, officers, employees and agents against any third-party claim arising directly or indirectly from (i) the manufacture, promotion, marketing, distribution or sale of, or use of or exposure to, the product, API and Client-supplied materials that are the subject of the Project, (ii) the negligence or willful misconduct of Client, (iii) the breach of this Quotation by Client, or (iv) the use of any intellectual property, materials or other information provided by Client to Catalent; in each case, including but not limited to costs associated with responding to subpoenas and giving testimony relating to disputes between Client and third parties. Catalent will indemnify, defend and hold harmless Client from any third-party claim arising directly or indirectly from the negligence or willful misconduct of Catalent or the breach of this Quotation by Catalent.

P. Right to Dispose and Settle. If Catalent requests in writing from Client direction with respect to disposal of products, materials, equipment, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Catalent may in its sole discretion (i) dispose of all such items and (ii) set-off any and all amounts due to Catalent or any of its affiliates from Client against any credits Client may hold with Catalent or any of its affiliates.

Q. Force Majeure. Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation acts of God, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, or shortages in transportation. If the cause continues unabated for 90 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Quotation should result from such cause.

R. Use and Disposal. Client represents and warrants to Catalent that Client will hold, use and/or dispose of products and other materials provided by Catalent in accordance with all applicable laws, rules and regulations. Client grants Catalent full authority to use any Client-supplied materials for purposes of the Project.

S. Record Retention. Unless the parties otherwise agree in writing, Catalent will retain batch, laboratory and other technical records for the minimum period required by applicable law.

T. Independent Contractor. The relationship of the parties is that of independent contractors and not of joint venturers, co-partners, employer/employee or principal/agent.

U. Publicity. Neither party will make any press release or other public disclosure regarding this Quotation or the transactions contemplated hereby without the other party's express prior written consent, except as required by applicable law, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or public disclosure.

V. Amendment & Precedence. These Standard Terms and Conditions constitute a part of the Quotation to which they are attached (collectively, "this Quotation"); provided, that these Standard Terms and Conditions supersede any conflicting terms and conditions set forth in the Quotation to which they are attached or any other document, including Client purchase order. This Quotation constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the Project. No term of this Quotation may be amended except upon written agreement signed by both parties.

W. Dispute Resolution. If a dispute arises between the parties in connection with this Quotation, the respective presidents or Senior Executives of Catalent and Client shall first attempt to resolve the dispute. If such parties cannot resolve the dispute, such dispute shall be resolved in the jurisdiction of the defendant party by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017.

X. Survival. Subject to execution, the rights and obligations of Client and Catalent in Articles E, F, I, J, K, O, S, U, W, X and Y of these Standard Terms and Conditions shall survive termination or expiration of this Quotation.

Y. Governing Law. This Quotation shall be governed by and construed under the laws of the State of New Jersey, USA, excluding its conflict of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Quotation.

Catalent – US Version 27 April 2016